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                                                                EXHIBIT 8.1


                                November 21, 1997





(213) 229-7000                                                 C 72764-00018

Pacific Gulf Properties Inc.
4220 Von Karman, Second Floor
Newport Beach, California 92660-2002

         Re:      Pacific Gulf Properties Inc.

Gentlemen:

         We have acted as special tax counsel to Pacific Gulf Properties Inc., a Maryland corporation (the "Company"), in connection with the offering of Four Million Two Hundred and Fifty Thousand (4,250,000) shares of common stock, $.01 par value (plus an additional 637,500 shares issuable upon the exercise of the over-allotment option granted by the Company to the underwriters of such offering), of the Company pursuant to that certain Registration Statement filed on Form S-3 with the Securities and Exchange Commission (File No. 333-23611) (the "Registration Statement") and the Prospectus (the "Base Prospectus") forming a part thereof, as amended and supplemented by the Prospectus Supplement dated November 17, 1997 (the Prospectus Supplement collectively with the Base Prospectus, the "Prospectus").

         You have requested our opinion concerning certain of the federal income tax considerations described in the Base Prospectus. This opinion is based on various assumptions, and is conditioned upon the accuracy of certain oral and written representations made by the Company as to factual matters relating to the Company's organization, operations, income, assets, distributions and stock ownership. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in the Registration Statement and the Prospectus. We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.



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Pacific Gulf Properties Inc.
November 21, 1997
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         We are opining herein only as to the effect of the federal income tax laws of the United States and we express no opinion with respect to the applicability or effect of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

         In light of the foregoing, it is our opinion that:

         (1) Commencing with the Company's taxable year ending December 31, 1994, the Company was organized in conformity with the requirements under the Internal Revenue Code of 1986, as amended (the "Code") for qualification as a real estate investment trust and, based on the facts, assumptions and representations of the Company referred to above, its method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements under the Code, for qualification and taxation as a real estate investment trust.

         (2) Based on the facts, assumptions and representations of the Company referred to above, the information in the Base Prospectus under the caption "Federal Income Tax Considerations," to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is accurate in all material respects.

         This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all as of the date hereof. We caution that such authorities are subject to change and that any such change may be applied retroactively. Also, any variation or difference in the facts from those included in the Company's representations may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depends upon the Company's having met and continuing to meet -- through annual operating results, distribution levels and diversity of stock ownership -- the various qualification tests imposed under the Code, the results of which will not be reviewed by Gibson, Dunn & Crutcher LLP. Accordingly, no assurance can be given that the actual results of the Company's operations, distribution levels or diversity of stock ownership for any one taxable year have satisfied or will satisfy such requirements.

         We hereby consent to filing of this opinion as an exhibit to the Company's current report on Form 8-K dated November 20, 1997, and to the reference to this firm under the heading "Legal Matters" in the Base Prospectus and the Prospectus Supplement and under the heading "Federal Income Tax Considerations" in the Base Prospectus.

                                                     Very truly yours,



                                                     GIBSON, DUNN & CRUTCHER LLP